EXHIBIT  99.1

FOR RELEASE

Date: October 24, 2014
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Earnings for Quarter Ended September 30, 2014 and
Expansion into Ulster County

Catskill, N.Y. -- (BUSINESS WIRE) – October 24, 2014-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2014, which is the first quarter of the Company’s fiscal year ending June 30, 2015.  Net income for each of the quarters ended September 30, 2014 and 2013 was $1.8 million.  Earnings per share was $0.42 per basic and diluted share, for the quarter ended September 30, 2014, and $0.42 per basic and $0.41 diluted share, for the quarter ended September 30, 2013.

Donald Gibson, President & CEO stated: “I am pleased to report another solid quarter. This quarter’s net income represents the highest level in our Company’s 125 year history.

                In addition to solid performance, we recently announced plans for geographic expansion into Ulster County, via a new branch office to be located at 2 Miron Lane, Kingston, NY. This is a very exciting announcement as this will be our Bank’s first branch located in Ulster County. We have targeted the first quarter of 2015 for the grand opening.

                We are opening the new branch due to overwhelming customer demand. While we have had a significant presence in Ulster County via commercial and residential lending, this will be our first branch location.”

Selected highlights for the quarter ended September 30, 2014 are as follows:

●	Net interest income increased $431,000 to $5.7 million for the quarter ended September 30, 2014 from $5.2 million for the quarter ended September 30, 2013 resulting from an increase in our net interest spread and margin along with an increase in average loan balances.
●	Net interest spread increased 7 basis points to 3.39% as compared to 3.32% when comparing the quarters ended September 30, 2014 and 2013, respectively. Net interest margin increased 7 basis points to 3.46% for the quarter ended September 30, 2014 as compared to 3.39% for the quarter ended September 30, 2013.
●	The provision for loan losses amounted to $411,000 and $313,000 for the quarters ended September 30, 2014 and 2013, respectively. Allowance for loan losses to total loans receivable increased to 1.87% as of September 30, 2014 as compared to 1.83% as of June 30, 2014.

●	Net charge-offs amounted to $110,000 and $325,000 for the quarters ended September 30, 2014 and 2013, respectively, a decrease of $215,000.
●	Nonperforming loans amounted to $6.1 million and $6.2 million at September 30, 2014 and June 30, 2014, respectively. At September 30, 2014, nonperforming assets were 0.92% of total assets and nonperforming loans were 1.49% of net loans.
●	Noninterest income increased $119,000, or 8.8%, to $1.5 million for the quarter ended September 30, 2014 as compared to $1.4 million for the quarter ended September 30, 2013, primarily due to an increase in service charges on deposits and debit card fees resulting from continued growth in the number of checking accounts with debit cards, as well as an increase in fees collected on loans.
●	Noninterest expense increased $465,000, or 12.2%, to $4.3 million from $3.8 million when comparing the quarters ended September 30, 2014 and 2013, respectively. The increase was primarily due to an increase in salaries and employee benefits of $173,000, an increase in service and data processing fees of $118,000 and an increase in computer software, supplies and support of $119,000. The increase in salaries and employees benefits was in part due to an increase in the number of employees when comparing the quarters ended September 30, 2014 and 2013, as well as to an increase in medical insurance expenses. The increase in service and data processing fees were the result of higher debit card processing fees. During the quarter ended September 30, 2013, the Company had paid reduced fees as a result of renegotiation of the contract between the Company and its vendor. These incentives have since expired, resulting in the higher fees paid during the quarter ended September 30, 2014. The increase in computer software, supplies and support was the result of a fee paid to one of the Company’s vendors related to the renegotiation of the contract for support services.
●	Total assets of the Company were $699.0 million at September 30, 2014 as compared to $674.2 million at June 30, 2014, an increase of $24.8 million, or 3.7%.
●	Securities available for sale and held to maturity amounted to $249.6 million, or 35.7% of assets, at September 30, 2014 as compared to $238.1 million, or 35.3% of assets, at June 30, 2014, an increase of $11.5 million, or 4.8%.
●	Net loans grew by $7.4 million, or 1.9%, to $406.7 million at September 30, 2014 as compared to $399.3 million at June 30, 2014. The loan growth experienced during the quarter consisted primarily of $5.4 million in nonresidential real estate loans, $2.5 million in construction loans, $459,000 in multi-family mortgage loans, $525,000 in home equity loans, and $164,000 in non-mortgage loans, and was partially offset by a $1.4 million decrease in residential mortgage loans, and a $301,000 increase in the allowance for loan loss.
●	Total deposits increased $21.7 million, or 3.7% to $611.3 million at September 30, 2014 from $589.6 million at June 30, 2014. This increase was primarily the result of an increase of $26.1 million in balances at Greene County Commercial Bank due primarily to the annual collection of taxes by several local school districts.
●	The Company had $4.8 million of overnight borrowings, and $14.5 million of term borrowings, with the Federal Home Loan Bank of New York at September 30, 2014 compared to $3.2 million of overnight borrowings and $14.5 million of term borrowings at June 30, 2014.
●	Shareholders’ equity increased to $62.8 million at September 30, 2014 from $61.2 million at June 30, 2014, as net income of $1.8 million and a $123,000 decrease in other accumulated comprehensive loss was partially offset by dividends declared and paid of $344,000. Other changes in equity, totaling a $45,000 increase, were the result of options exercised with the Company’s 2008 Stock Option Plan.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

 (END)

	At or for the Quarter
	Ended September 30,
	2014	2013
(In thousands, except share and per share data)
Interest income	$6,241	$5,826
Interest expense	562	578
Net interest income	5,679	5,248
Provision for loan losses	411	313
Noninterest income	1,469	1,350
Noninterest expense	4,277	3,812
Income before taxes	2,460	2,473
Tax provision	685	719
Net Income	$1,775	$1,754

Basic EPS	$0.42	$0.42
Weighted average shares outstanding	4,214,358	4,194,714
Diluted EPS	$0.42	$0.41
Weighted average diluted shares outstanding	4,245,325	4,234,845
Dividends declared per share [3]	$0.18	$0.175

Selected Financial Ratios
Return on average assets[1]	1.05%	1.10%
Return on average equity[1]	11.46%	12.43%
Net interest rate spread[1]	3.39%	3.32%
Net interest margin[1]	3.46%	3.39%
Efficiency ratio[2]	59.83%	57.78%
Non-performing assets to total assets	0.92%	1.26%
Non-performing loans to net loans	1.49%	2.13%
Allowance for loan losses to non-performing loans	127.10%	88.10%
Allowance for loan losses to total loans	1.87%	1.85%
Shareholders’ equity to total assets	8.98%	8.76%
Dividend payout ratio[3]	42.86%	41.67%
Actual dividends paid to net income[4]	19.38%	18.93%
Book value per share	$14.89	$13.57

1	Ratios are annualized when necessary.
2	Noninterest expense divided by the sum of net interest income and noninterest income.
3
The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.7% of the Company’s shares outstanding.

4	Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the quarters ended September 30, 2014 and 2013.

	As of September 30, 2014	As of June 30, 2014
(Dollars In thousands)
Assets
Total cash and cash equivalents	$19,735	$13,809
Long term certificate of deposit	250	250
Securities- available for sale, at fair value	65,315	56,151
Securities- held to maturity, at amortized cost	184,235	181,946
Federal Home Loan Bank stock, at cost	1,444	1,561

Gross loans receivable	413,543	405,841
Less: Allowance for loan losses	(7,720)	(7,419)
Unearned origination fees and costs, net	871	887
Net loans receivable	406,694	399,309

Premises and equipment	14,357	14,307
Accrued interest receivable	2,918	2,710
Foreclosed real estate	336	473
Prepaid expenses and other assets	3,752	3,645
Total assets	$699,036	$674,161

Liabilities and shareholders’ equity
Noninterest bearing deposits	$70,236	$67,446
Interest bearing deposits	541,072	522,128
Total deposits	611,308	589,574

Borrowings from FHLB, short term	4,800	3,150
Borrowings from FHLB, long term	14,500	14,500
Accrued expenses and other liabilities	5,629	5,737
Total liabilities	636,237	612,961
Total shareholders’ equity	62,799	61,200
Total liabilities and shareholders’ equity	$699,036	$674,161
Common shares outstanding	4,216,857	4,213,757
Treasury shares	88,813	91,913